EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the registration statements Nos. 333-49949, 333-65210 and 333-73460 on Forms S-3 and Registration Statement Nos. 33-87916, 33-88506, 33-88508, 33-88510, 333-08939, 333-31793, 333-45024, 333-52255, 333-56560, 333-71075, 333-73750, 333-75569, 333-78703, 333-78705, 333-82597, 333-84597, 333-85475, 333-90299, 333-92487, 333-101636, 333-107267, 333-125867, 333-125869 and 333-130925 on Forms S-8 of RSA Security, Inc. of our report dated March 22, 2005 with respect to the financial statements of Cyota Inc. and its subsidiary as of December 31, 2004, and for the year ended December 31, 2004 which appear in this Form 8-K/A.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 15, 2006	A Member of Ernst & Young Global